Exhibit 10.1

August 31, 2017

Randy White
[_____________]
[_____________]

Dear Randy:

We are pleased to offer you the position of Senior Vice President, Global Operations & Supply Chain for Masonite International. In this role you will report directly to me. Details of your offer are as follows:

Position:	● Senior Vice President, Global Operations & Supply Chain

Compensation:	● Base Salary: $400,000 annually and paid bi-weekly

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Sign-On Bonus: You will receive a sign-on bonus of $250,000 (gross), subject to applicable tax withholding, payable on or before March 15, 2018. This bonus includes a reimbursement agreement schedule should you choose to leave the company prior to completing two years of employment. If voluntary termination occurs within 24 months of the payment of the signing bonus, a sliding payback scale would be used: 0-12 months-100%, 13-18 months-75%, or 19-24 months-50% of the gross amount to be paid back.

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Incentive Plan: Upon your start date, you will be eligible to participate in the Management Incentive Plan (MIP) as approved by Masonite’s Leadership Team and as per plan guidelines. Your current target eligibility is 55% of your base salary. Under our current plan design, the maximum payout is 200% of your target amount. You will be paid a guaranteed payment of $55,000 for the 2017 partial plan year, on or before March 15, 2018.

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

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Work Location and Relocation: Your work location will be the Pittsburg, PA area until the summer of 2018, at which time you agree your work location will be moved to the Tampa, FL area. At that time, you will be eligible for company assistance to relocate from PA to FL, through the Masonite Relocation Plan – Homeowner Program. Your Flexible Benefits allowance under the Plan will be $25,000 (see plan summary attached and refer to plan document for further details). This program includes a reimbursement agreement schedule. If voluntary termination occurs within 24 months of relocation, a sliding payback scale would be used: 0-12 months-100%, 13-18 months-75%, 19-24 months-50% of the gross amount to be paid back. Should your current home not sell within a reasonable and mutually agreed upon time period once the relocation process is initiated in 2018, Masonite agrees to purchase the property, noting terms and conditions to be reviewed with the relocation vendor at that time.

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Long-Term Incentive (LTI) New Hire Award: Upon hire you will be granted an Equity Award of Restricted Stock Units (RSUs) with a grant value of $250,000. The number of RSUs will be calculated using Masonite’s closing stock price on the trading date prior to the grant date. The vesting of this initial award will be: 50% after 1 year and 50% after 2 years. The details of this award will be outlined in an Award Agreement.

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Annual LTI Award: Your position makes you eligible for participation in our annual Equity Award program, as approved by the Masonite Board of Directors, beginning with the 2018 grant. The target for your position is currently 100% of base salary. Details of the annual grant are outlined in applicable Award Agreements.

Under our current LTIP design, 50% of the grant value is in Performance Restricted Stock Units (PRSUs) with a 3-year cliff vesting and may pay out up to 200% (based on shares granted); 20% of the grant value is in Stock Appreciation Rights (SARs) with a 3-year ratable vesting (33-33-34%); and 30% of the grant value is in time-based RSUs with a 3-year ratable vesting (25-25-50%).

Additional:
●     Full benefits package as per policy beginning the first day of the month following your start date. [NOTE: you will have a 30-day period from your start date to enroll in benefits.] You will be automatically enrolled in the company’s 401(k) plan. Company matching contributions begin after one (1) year of service. [NOTE: you have the ability to make changes to your 401(k) deferral percentage at any time.]

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

Your offer is contingent upon the satisfactory completion of a drug screen and background check. Further information in regards to the background and drug screening will be sent in a separate email from Linda Bothwell. This offer remains valid through September 6, 2017.

If you accept this offer, I anticipate your start date will be on or before September 25, 2017.

We look forward to having you join our team and are very confident that your experience and personal business style will solidly contribute to Masonite’s future success. We also believe you will benefit from the future being built at Masonite.

Please indicate your acceptance of this offer by signing the enclosed employment offer document and scanning it directly to Linda Bothwell at [______________]. Upon receipt, we will provide the pre-employment package and discuss the next steps.

Please do not hesitate to call me directly with any questions you may have.

Sincerely,

Fred Lynch
President & Chief Executive Officer

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

CONFIDENTIAL

EMPLOYMENT OFFER – Randy White

Please indicate your acceptance of our offer for Senior Vice, Global Operations & Supply Chain with Masonite by signing below and scanning to Linda Bothwell at [______________].

I accept the offer as outlined in the attached letter dated August 31, 2017.

_______________________________            ______________________
Name    Date

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com